Exhibit 99.2

GROUP AND SOLICITATION AGREEMENT

WHEREAS, PW Partners Atlas Fund III LP, PW Partners Master Fund LP, PW Partners Atlas Funds, LLC, PW Partners, LLC, PW Partners Capital Management LLC, Patrick Walsh (collectively, the “PW Parties”), HG Vora Special Opportunities Master Fund, Ltd., HG Vora Capital Management, LLC and Parag Vora (collectively, the “HG Vora Parties”) are parties to that certain Group Agreement, dated as of October 20, 2014 (the “Group Agreement”), pursuant to which the parties thereto agreed to form a Section 13(d) group for the purpose of working together to enhance stockholder value at Town Sports International Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, the PW Parties and the HG Vora Parties wish to add Glenn Colarossi, Mark A. McEachen, Jeffrey C. Neal, Thomas W. Plummer and L. Spencer Wells (collectively, the “Nominees”) to the Section 13(d) Group for the purpose of working together to enhance stockholder value at the Company, including seeking representation on the Board of Directors of the Company (the “Board”) at the 2015 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 7th day of January, 2015 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to file, separately or jointly, Schedules 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law.  Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           Each of the undersigned agrees to form the Group for the purpose of working together to enhance stockholder value at the Company, including (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

3.           So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

4.           Each of the undersigned agrees that all out-of-pocket costs and expenses (including fees of outside legal counsel and obligations under any written indemnification agreements between the PW Parties and HG Vora Parties, on the one hand, and individuals nominated by the Group to the Board, on the other hand) incurred in connection with the Group’s activities set forth in Section 2 beginning with the activities of the PW Parties and the HG Vora Parties directly relating to their initial formation of a Section 13(d) group, including the preparation of the Group Agreement and related SEC filings, and so long as this Agreement is in effect (“Expenses”) must be pre-approved in writing by a representative of the PW Parties and a representative of the HG Vora Parties.  Each of the PW Parties, on the one hand, and the HG Vora Parties, on the other hand, agrees to be responsible for, and pay directly all such pre-approved Expenses on a pro rata basis based on the number of shares of Common Stock of the Company directly or indirectly beneficially owned by each of the PW Parties and the HG Vora Parties, respectively (calculated as of the date hereof and as of the first of each month hereafter).  Each of the PW Parties, on the one hand, and the HG Vora Parties, on the other hand, hereby approve all reasonable Expenses incurred to date by such parties.

5.           Each of the undersigned agrees that any press release or public stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 2 shall be first approved by a representative of the PW Parties and a representative of the HG Vora Parties.  Each of the undersigned agrees to provide notice a reasonable time prior to making any SEC filings in connection with the Group’s activities set forth in Section 2.

6.           The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the PW Parties and the HG Vora Parties; provided, however, that any modification, waiver or amendment to this Agreement that would be detrimental to any of the Nominees requires the written consent of each of the parties hereto.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.           Any party hereto may terminate his or its obligations under this Agreement on 24 hours’ prior written notice to all other parties.

10.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

11.           The Group Agreement is hereby superseded in its entirety by this Agreement and shall be of no further force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PW PARTNERS ATLAS FUND III LP

By:	PW Partners Atlas Funds, LLC General Partner

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS MASTER FUND LP

By:	PW Partners, LLC General Partner

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS ATLAS FUNDS, LLC

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS, LLC

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member and Chief Executive Officer

PW PARTNERS CAPITAL MANAGEMENT LLC

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member

/s/ Patrick Walsh
PATRICK WALSH

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

By:	/s/ Parag Vora
	Name:	Parag Vora
	Title:	Director

HG VORA CAPITAL MANAGEMENT, LLC

By:	/s/ Parag Vora
	Name:	Parag Vora
	Title:	Managing Member

/s/ Parag Vora
PARAG VORA

/s/ Glenn Colarossi
GLENN COLAROSSI

/s/ Mark A. McEachen
MARK A. MCEACHEN

/s/ Jeffrey C. Neal
JEFFREY C. NEAL

/s/ Thomas W. Plummer
THOMAS W. PLUMMER

/s/ L. Spencer Wells
L. SPENCER WELLS